CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" within the Statement of Additional Information of Oaktree Funds and to the use of our report dated December 12, 2014, with respect to the financial statements of Oaktree Funds as of December 4, 2014, in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Oaktree Funds to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No.3 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-198731).

/s/ Ernst & Young LLP

Minneapolis, MN
December 12, 2014